Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Regency Centers Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-24971, No. 333-55062, No. 333-125857, No. 333-149872, and No. 333-174662) on Form S-8 of Regency Centers Corporation of our report dated June 24, 2013 with respect to the statement of net assets available for benefits of Regency Centers 401(k) Profit Sharing Plan as of December 31, 2012, which report appears in the December 31, 2013 annual report on Form 11-K of Regency Centers 401(k) Profit Sharing Plan.

/s/ KPMG LLP

Jacksonville, Florida
June 20, 2014
Certified Public Accountants